UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 13, 2009

MITEK SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-15235	87-0418827
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8911 Balboa Ave., Suite B San Diego, California 92123
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (858) 503-7810

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2009, Tesfaye Hailemichael, Chief Financial Officer, Vice President, Treasurer and Secretary of Mitek Systems, Inc. (the “Company”), tendered his resignation from all offices with the Company to pursue other interests, effective January 14, 2009.  Mr. Hailemichael's resignation was not the result of any disagreement with the policies or practices of the Company or related to any accounting or financial disputes.  The Board of Directors of the Company appointed James B. DeBello, the Company's President and Chief Executive Officer, as acting Chief Financial Officer and Secretary of the Company to replace Mr. Hailemichael, effective January 14, 2009. Mr. DeBello will also continue his current responsibilities as President and Chief Executive Officer.

Mr. DeBello has been a director of the Company since November 1994.  He has been President and Chief Executive Officer of the Company since May 2003.  Previously he was Chief Executive Officer of AsiaCorp Communications, Inc., a wireless data infrastructure and software company, from July 2001 to May 2003.  He was Venture Chief Executive Officer for IdeaEdge Ventures, Inc., a venture capital company, from June 2000 to June 2001.  From May 1999 to May 2000 he was President, Chief Operating Officer and a member of the Board of Directors of CollegeClub.com, an Internet company.  From November 1998 to April 1999 he was Chief Operating Officer of WirelessKnowledge, Inc., a joint venture company formed between Microsoft and Qualcomm, Inc.  Before that, from November 1996 to November 1998, Mr. DeBello held positions as Vice President, Assistant General Manager and General Manager of Qualcomm, Inc.'s Eudora Internet Software Division, and Vice President of Product Management of Qualcomm, Inc.'s Subscriber Equipment Division.  Mr. DeBello holds a B.A., magna cum laude and MBA from Harvard Business School and was a Rotary Scholar at the University of Singapore where he studied economics and Chinese.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 16, 2009	MITEK SYSTEMS, INC.

	By:	/s/ James B. DeBello
James B. DeBello
President and Chief Executive Officer